NEWS

	CONTACT:	Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc. 818.379.8500
terrimac@bibicoff.com

ACORN FACTOR, INC. dsIT SUBSIDIARY ANNOUNCES APPOINTMENT OF
BENNY SELA AS CHIEF EXECUTIVE OFFICER

MAHWAH, NJ - JUNE 25, 2007 - Acorn Factor, Inc. (OTCBB: ACFN) today announced that its dsIT Solutions Ltd. subsidiary has appointed Benny Sela as its Chief Executive Officer, effective July 1, 2007.

Mr. Sela, who has been associated with dsIT for over 20 years, currently serves as Executive Vice President and head of the Naval and Real Time Division at dsIT. In that position Mr. Sela has been responsible for marketing and business development, R&D, operations, program management and strategic partnerships for dsIT’s advanced sonar and underwater acoustic solutions for the energy, commercial, and military markets. Prior to joining dsIT, he served in the Israeli Air Force, where he was head of the Electronic Warfare branch, working on both the F-16 and Lavi projects. Mr. Sela was also instrumental in dsIT’s recently announced contract to sell a Diver Detection Sonar system to supply the world's first underwater surveillance system to protect a strategic coastal energy installation in Poland. Mr. Sela holds a B.Sc. in Electrical Engineering, from the Technion--Israel Institute of Technology, a Masters Degree in Operations Research from Stanford University, and a MBA in Marketing from Bar-Ilan University in Israel.

The company also announced the resignation, effective June 30, 2007, of Jacob Neuwirth (Noy), who has served as Chief Executive Officer of dsIT since December 2001

John A. Moore, CEO of Acorn Factor, commented, "Benny Sela is a terrific jockey and we are counting on him to deliver shareholder value for Acorn by extending dsIT's leadership in the emerging market for underwater security for strategic energy and infrastructure harbors. "

Commenting on Mr. Noy’s resignation, George Morgenstern, Chairman of the Board of both Acorn and dsIT, stated, “We thank Jacob Noy for his almost six years of service to dsIT. We wish Jacob much success in all his future endeavors.”

About dsIT:

dsIT Solutions Ltd. focuses on developing advanced sonar and underwater acoustic solutions for the energy, commercial and military markets. dsIT employs approximately 60 people and is primarily owned by U.S.-based Acorn Factor, Inc. (OTCBB: ACFN). Additional information about dsIT is available at www.dsit.co.il.

About Acorn Factor:

Acorn Factor, Inc. is a holding company, which currently owns 2,786,021 shares of Comverge, Inc. (Nasdaq: COMV) common stock - a leading provider of clean energy solutions that enhance grid reliability and enable electric utilities to increase available electric capacity. Acorn Factor also owns an interest in Paketeria GmbH and a controlling position in dsIT. Additional information about Acorn Factor, its dsIT subsidiary and its affiliates is available at www.acornfactor.com, www.dsit.co.il, www.comverge.com and www.Paketeria.de .

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6/25/07

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